Exhibit 99.2

VASCO Data Security International, Inc.

Q2 2015 Earnings Conference Call

Prepared Remarks

July 28, 2015

[SPEAKER: JOHN GUNN]

Thank you Operator. Greetings everyone and thank you for joining the VASCO Data Security Second Quarter, 2015 Earnings Conference Call. My name is John Gunn and I am the Vice President of Corporate Communications. This call is being broadcast over the internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com

Speaking first will be Ken Hunt, VASCO Chairman, Founder and CEO, followed by Cliff Bown, our EVP and Chief Financial Officer. Jan Valcke, our President and Chief Operating Officer is not participating on the call due to a fire today at his personal residence. Mr. Valcke and his family are all in good condition, but because of the circumstances, he will not be able to join us. Following our prepared comments we will open the call for questions.

PLEASE NOTE THAT STATEMENTS MADE DURING THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD. IN ADDITION, PLEASE NOTE THAT THE DATE OF THIS CONFERENCE CALL IS JULY 28, 2015, AND ANY FORWARD-LOOKING STATEMENTS AND RELATED ASSUMPTIONS ARE MADE AS OF THIS DATE. EXCEPT AS EXPRESSLY REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO UPDATE THESE STATEMENTS AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS OR FOR ANY OTHER REASON

At this time, I will turn the call over to Ken Hunt.

[SPEAKER: KEN HUNT]

Thank you John, and thank you all for joining us on the call today at our new time after the market close. This will remain our regular time going forward. We made the change to accommodate the stated preference of investors. You will notice that we are keeping our comments brief today so that we may focus on answering your questions after management’s prepared remarks.

Our performance was strong and I am very pleased with our financial results for the second quarter and first six months of 2015. We again delivered revenue that is the highest in the company’s history for the comparable periods. We accomplished this in the face of headwinds created by the strengthening of the U.S. dollar. Please keep in mind, however, that while the strengthening of the U.S. dollar reduces our revenues, it also reduces our operating expenses and yields a negligible effect in operating income.

During the second quarter of 2015, we delivered over $65 million in revenue for the second successive quarter. This represents a 37% increase in revenue over the second quarter of 2014. Revenue for the first six months of 2015 was $130 million, an increase of 51% from the first six months of 2014. We believe VASCO’s second quarter and first six months results validate the rising demand for our newest anti-fraud solutions and the continuing demand for our authentication products.

For the second quarter and first six months of 2015, we delivered increases in revenue of 43% and 61% in the banking segment of our business, respectively, compared to comparable periods in 2014. The increase was driven in large part by the delivery of a significant amount of product using our new Cronto technology, which was primarily card readers sold to Rabobank. We also delivered a 4% increase in revenue in both periods from the Enterprise and Application Security segment compared to 2014, driven by gains in maintenance revenues.

Our second quarter 2015 results again demonstrated the leverage of our operating model as our operating income as a percentage of revenue increased significantly for both the second quarter and first six months of 2015 when compared to the same period for 2014, even with declines in our gross margins.

Revenues related to our delivery of all products sold to Rabobank globally exceeded 30% of our second quarter revenue as they did in the first quarter. Combined revenues from all other customers, excluding Rabobank, decreased by less than 10% for the second quarter of 2015, and increased by less than 5% for the first six months of 2015 when compared to 2014. We anticipate that our revenue for the second half of 2015, excluding Rabobank, will remain essentially flat when compared to 2014.

As noted in previous calls, our current sales and licensing business model creates situations where our quarter-to-quarter results are uneven. While we are providing information on revenues from customers excluding Rabobank, we view the results on a consolidated basis. We consider the Rabobank transaction to be consistent with our business model where our customers often replace products previously purchased from us with products that are easier to use and more secure. Consistent with our business model, while some customers are doing major new rollouts, such as Rabobank, others are completing rollouts and moving into a maintenance mode. It is the sustainable, repeatable nature of our revenue stream. Also, while it is appropriate to note that revenues from customers excluding Rabobank is expected to be flat for full-year 2015 compared to full-year 2014, we believe that our pipeline of opportunities for future sales of our products, including products with our newer technology remains strong.

During the second quarter we announced IDENTIKEY Risk Manager, our newest anti-fraud solution that provides real-time, multi-channel fraud prevention capabilities to intelligently detect fraud while improving the customer experience. IDENTIKEY Risk Manager works silently in the background. Its sophisticated machine learning based intelligence engine provides real-time analysis and predictive capabilities to reduce the exposure to fraud at critical stages of a customer lifecycle like money transfer, profile change, cross border cash withdrawal. IDENTIKEY Risk Manager scores end user actions based on behavioral patterns, contextual analysis, and the use of quantitative and qualitative data out of the usage of virtually any device including mobile phone, computers, and credit or debit card operations. It essentially acts as an invisible overseer to identify and prevent fraud in real time. We already have a high level of interest among VASCO customers and new prospects for this new solution.

We remain optimistic about the long term prospects for our solutions, including our newest solutions such as IDENTIKEY Risk Manager and our DIGIPASS solutions for mobile application protection, as they meet the urgent needs of customers under assault from the rising tide of global hacking organizations.

We finished the second quarter with a total of $157.0 million of cash, cash equivalents and short term investments, and working capital of $191.9 million. We continue to aggressively pursue acquisition opportunities as we believe that this represents the best use of our growing cash balances. As we previously shared, we are seeking additional tuck-in acquisitions similar to our successful Cronto Technology and Risk IDS acquisitions, and we have expanded our range of candidates to include other potentially larger targets that will allow us to further realize the benefits of our deeply-established business relationships with many of the world’s leading banks.

We are continuing to execute on our plan to increase our investment in R&D, marketing and sales headcount as we discussed during our previous earnings conference calls. We started the year with of 371 employees and we have increased this to 382. We have also initiated expanded marketing programs. We expect to realize the benefits of these investments in the coming quarters.

To conclude my comments, the drivers of our growth remain solid, these include the rise in global hacking and the need for additional methods to mitigate this risk, a solid product portfolio of innovative anti-fraud solutions, opportunities in new markets beyond banking, and a loyal customer base. We expect to deliver solid growth over the long term.

At this time, I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer, Cliff?

[SPEAKER: CLIFF BOWN]

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the second quarter of 2015 were $65.4 million, an increase of $17.7 million or 37% from the second quarter of 2014. For the first six months, revenues were $130.5 million, an increase of $44.1 million or 51% from the comparable period in 2014.

The increase in revenue in the second quarter reflected a 43% increase in revenues from the Banking market and a 4% increase in revenues from the Enterprise and Application Security market. For the six months ended June 30, 2015, the increase reflected a 61% increase in revenues from the Banking market and a 4% increase in revenues from the Enterprise and Application Security.

Changes in exchange rates had an unfavorable impact on the comparison of revenues. The U.S. Dollar, on average, strengthened approximately 25% and 22% against the Euro for the second quarter and first six months of 2015, respectively, when compared to the same period in 2014. We estimate that revenues were $2.5 million lower for the second quarter and $5.2 million lower for first six months of 2015 than they would have been had the exchange rates in 2015 been the same as in 2014.

Given the relative growth rates in revenue from the Banking and Enterprise Security markets, the mix of revenues in the second quarter of 2015 was more heavily weighted to the Banking market than in the second quarter of 2014. Revenues from the Banking market were 88% of our total revenue in both the second quarter and first six months of 2015 compared to 85% and 83% in the second quarter and first six months of 2014, respectively.

The geographic distribution of our revenue for the first six months of 2015 was approximately 71% from EMEA, 4% from the United States, 17% from Asia and the remaining 8% from other countries. For the first six months of 2014, 62% of the revenue was from EMEA, 5% was from the U.S., 23% from Asia and 10% was from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Gross profit as a percentage of revenue, or gross margin, for the second quarter and first six months of 2015 was approximately 59% and 58%, respectively, and compares to 65% and 66% for second quarter and first six months of 2014, respectively.

The decrease in gross margin for both the second quarter and first six months of 2015 compared to the same periods in 2014 is primarily related to:

–	a decline in the gross margins from hardware products sold in the Banking market,

–	the unfavorable impact of the strengthening of the U.S. Dollar to the Euro,

–	an unfavorable mix of products sold, with revenues from the Enterprise and Application Security market decreasing as a percentage of our total revenue, and

–	a decline in non-hardware revenue as a percentage of our total revenue.

The decline in the gross margins on product sold to the Banking market primarily reflected an increase in the percentage of our revenue that came from card readers. For the second quarter and first six months of 2015, approximately 38% and 42%, respectively, of our total revenue came from the sale of card readers. For the second quarter and first six months of 2014, approximately 19% and 20%, respectively, of our total revenue came from the sale of card readers. Card readers generally have a gross profit margin that is approximately 25 to 35 percentage points lower than other hardware-related margins due to competitive pricing pressures.

The unfavorable impact on gross margins of the strengthening of the U.S. Dollar to the Euro reflects the fact that the majority of our inventory purchases are denominated in U.S. Dollars while our sales are denominated in various currencies including the Euro. As the U.S. Dollar strengthened against the Euro in the second quarter and first six months of 2015 compared to the comparable periods of 2014, revenue from sales made in Euros decreased, as measured in U.S. Dollars, without a corresponding change in the cost of goods sold. As noted earlier, the impact from changes in currency rates are estimated to have decreased revenue by approximately $2.5 million and $5.2 million for the second quarter and first six months of 2015, respectively. Had the currency rates in 2015 been equal to the rates in 2014, the gross profit margin would have been approximately 1.5 and 1.6 percentage points higher for the second quarter and first six months of 2015, respectively.

Revenue from our Enterprise and Application Security market, which generally has margins that are 30 to 40 percentage points higher than the Banking market, declined to 12% of total revenue for both the second quarter and first six months of 2015 to compared to 15% and 17% for the second quarter and first six months of 2014.

Similarly, revenue from non-hardware products generally has margins that are 30 to 40 percentage points higher than our hardware products. While the amount of revenue from our non-hardware products increased 10% and 9% in the second quarter and first six months of 2015, respectively, compared to the comparable periods of 2014, they decreased as a percentage of total revenue from 26% and 28% in the second quarter and first six months of 2014, respectively, to 21% and 20% of revenue in the second quarter and first six months of 2015, respectively.

On a consolidated basis, our operating expenses for the second quarter and first six months of 2015 were $22.7 and $44.3, respectively, a decrease of $0.6 million, or 3%, from the second quarter of 2014 and a decrease of $0.9 million, or 2%, from the six months ended June 30, 2014.

The decrease in consolidated operating expenses for the second quarter and first six months of 2015 compared to the same periods in 2014 was primarily related to:

•	the benefit of the strengthening of the U.S. Dollar to the Euro and other foreign currencies, and

•	average lower headcount,

partially offset by

•	increased long-term incentive compensation expenses,

•	increased expenses related to sales and marketing activities, and

•	increased professional fees, primarily legal expenses.

We estimate that the strengthening of the U.S. Dollar to the Euro and other foreign currencies reduced operating expenses by $3.0 million and $5.1 million in the second quarter and first six months of 2015 compared to the same periods in 2014.

Our average headcount in the second quarter and first six months of 2015 was 1% and 3% lower, respectively, than the comparable periods of 2014. As you may recall, in 2014, we reduced headcount as we moved the functions of the R&D facility in Brisbane, Australia into Vienna, Austria and we also reduced headcount in sales and marketing areas focused on the Enterprise and Application Security market to improve profitability.

For the second quarter and first six months of 2015, operating expenses included $1.4 million and $2.6 million, respectively of expense related to stock-based and long-term incentive plans compared to expense of $0.8 million and $1.4 million in the second quarter and first six months of 2014, respectively.

By functional area, in the first six months of 2015 compared to the first six months of 2014, our operating expenses decreased $1.9 million, or 9% in sales and marketing and decreased $1.3 million or 12% in research and development, but were partially offset by an increase of $2.2 million or 20% in general and administrative expenses. The decline in operating expenses in both sales and marketing and in research and development was primarily due to the strengthening of the U.S. dollar compared to other foreign currencies. The increase in general and administrative expenses primarily reflected the increase in our stock-based and long-term incentive plan costs and in professional fees.

At June 30, 2015 we had 382 people worldwide with 187 in sales, marketing and customer support, 135 in research and development and 60 in general and administrative. The average headcount for the first six months of 2015 was 10 persons or 3% lower than the average headcount for the first six months of 2014.

Operating income for the second quarter of 2015 was $15.8 million, an increase of $8.1 million or 106% from the $7.6 million reported in the second quarter of 2014. For the first six months, operating income was $31.8 million in 2015, an increase of $20.3 million or 176% from the $11.5 million reported in 2014.

Operating income as a percent of revenue, or operating margin, was 24% for both the second quarter and first six months of 2015. In 2014, our operating margins were 16% for the second quarter and 13% for the first six months.

We reported income tax expense of $2.3 million for the second quarter and $4.5 million for the first six months of 2015. The effective tax rate was 14% for both the second quarter and first six months of 2015.

For 2014, we reported income tax expense of $1.0 million for the second quarter and $1.8 million for the first six months of 2014. The effective tax rate was 13% for the second quarter and 15% first six months of 2014.

The increase in the tax expense for the second quarter and first six months is attributable to higher pretax income, partially offset by the lower effective tax rate. The effective rates for both

2015 and 2014 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the second quarter of each year as well as the geographic distribution of where the income is earned.

Our balance sheet continued to show the strength of our operations. Our net cash balance, including short-term investments was $157.0 million at June 30, 2015, an increase of $7.9 million or 5%, from $149.1 million at March 31, 2015, and an increase of $19.6 million, or 14%, from $137.4 million at December 31, 2014.

At June 30, 2015 we had working capital of $191.9 million, an increase of $17.0 million, or 10%, from $174.9 million at March 31, 2015 and an increase of $30.9 million or 19% from $161.0 million reported at December 31, 2014. The increase in working capital is primarily related to our operating profits.

Thank you for your attention. I would now like to turn the meeting back to Ken.

[SPEAKER: KEN HUNT – CLOSING REMARKS]

Thank you, Cliff

At this time I would like to highlight our guidance for 2015.

VASCO is reaffirming its guidance for revenue and operating margins for the full-year 2015 as follows:

•	Revenue is expected to be in the range of $230 million to $240 million, and

•	Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, is projected to be in the range of 19% to 22%.

As I mentioned earlier in this call, while our pipeline of potential new orders is strong, it is difficult to predict the timing of specific orders. As has been our practice, we will provide an update to the guidance with our report of results at the end of the third quarter.

This concludes our presentations today and we will now open the call for questions. As you may have noticed, we have kept today’s prepared comments brief to allow more time for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.